Exhibit 99.1
Contact: Neenah, Inc.
Bill McCarthy
Vice President — Investor Relations and Corporate Analysis
678-518-3278

Neenah Reports Third Quarter 2018 Results
Sales Increase 5% to $256 million; E.P.S. of $0.75 per share ($0.76 Adjusted E.P.S.)

ALPHARETTA, GEORGIA — November 6, 2018 — Neenah, Inc. (NYSE:NP) today reported 2018 third quarter results.

Third Quarter Highlights

•	Revenues increased 5 percent to $256.2 million compared with $245.1 million in the prior year.

•	Earnings per diluted common share (E.P.S.) of $0.75 compared with earnings of $1.10 per share in 2017.

•
Adjusted E.P.S. in 2018 of $0.76 compared with $1.02 per share in 2017. Adjusted E.P.S. excluded net costs of $0.01 per share in 2018 and in 2017 excluded a net benefit of $0.08 per share. Adjusting items are noted later in this release.

•	Cash generated from operations of $23.9 million decreased from $36.2 million in the third quarter of 2017.

•	Quarterly cash dividends of $0.41 per share were 11 percent higher compared with $0.37 per share in the prior year period.

“Adjusted E.P.S.” is a non-GAAP measure used to enhance understanding and comparability of year-on-year results and is reconciled to GAAP figures later in this release.

"Third quarter results were impacted by significantly higher operational costs in the quarter, as we took additional downtime for maintenance work and to manage global inventories.  While the top line reflected normal seasonal slowing in the back half of the year, we continued to grow in our targeted, defensible markets of transportation filtration, premium packaging and digital transfer media," said John O’Donnell, Chief Executive Officer.  "Inflationary pressures in 2018 have been unprecedented, with rapid increases in both input and freight costs. Our business teams have responded admirably with market pricing activities and have stepped up cost reduction efforts. These actions, along with initiatives to improve our asset footprint and increase filtration sales in North America, will help restore profitability and margins in 2019.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales of $256.2 million in the third quarter of 2018 increased 5 percent compared with $245.1 million in the third quarter of 2017. Incremental revenues resulted from higher Technical Products volumes (including volumes from the November 2017 Coldenhove Acquisition), increased selling prices in both segments and a higher value mix in Technical Products. These items more than offset lower Fine Paper and Packaging volumes and a lower value mix.

Selling, general and administrative (SG&A) expense of $23.6 million in the third quarter of 2018 increased from $21.3 million in the prior year primarily as a result of acquired SG&A.

Operating income of $16.5 million in the third quarter of 2018 compared to operating income of $29.0 million in 2017. After excluding a net $0.7 million of costs in 2018 and a net gain of $2.3 million in 2017, adjusted operating income decreased $9.5 million. The decrease was due to approximately $15 million of higher manufacturing costs, comprised of $9 million of higher input costs, and $6 million of increased costs reflecting operational inefficiencies and spending mostly related to incremental downtime for maintenance work and to manage global inventories. These increased costs were only partly offset by higher selling prices, volume growth and a higher value sales mix.

Net interest expense of $3.2 million in the third quarter of 2018 was consistent with the third quarter of 2017. The impact of incremental borrowings to finance the November 2017 acquisition of Coldenhove was offset by lower borrowing rates.

The effective income tax rate was 3 percent in the third quarter of 2018 and 27 percent in the third quarter of 2017. In addition to a lower tax rate in 2018 as a result of the Tax Cuts and Jobs Act of 2017, the tax rate in the third quarter of 2018 included incremental excess tax benefits from stock compensation, lower U.S. taxes on foreign earnings and a benefit from additional pension contributions. On an ongoing basis, the Company expects a tax rate of approximately 22 percent.

Cash Flow and Balance Sheet Items

Cash provided from operations in the third quarter of 2018 was $23.9 million compared with $36.2 million in the third quarter of 2017. Cash flow decreased due to lower operating income and higher contributions for pensions and postretirement benefit plans in 2018 to take advantage of the effects of the 2017 Tax Act. These items were partly offset by a reduced investment in working capital in 2018.

Capital spending of $12.3 million in the third quarter of 2018 compared to $8.0 million in the prior year.

Debt as of September 30, 2018 was $249.6 million, down from $253.5 million as of June 30, 2018, and cash and cash equivalents as of September 30 were $7.4 million compared to $7.2 million as of June 30. Cash flows generated in the quarter were used to reduce debt and for payment of the quarterly dividend.

Quarterly Segment Results

Technical Products net sales of $138.2 million in the third quarter increased 10 percent, from $125.9 million in the prior year. Revenue growth resulted from acquired volume, organic increases in transportation filtration and labels, higher net selling prices and a higher value mix, partly offset by lower volume in backings and other products.

Operating income of $10.9 million in the third quarter of 2018 decreased $4.7 million compared with prior year income of $15.6 million. Income in 2018 included a net benefit of $(2.6) million for adjusting items. Excluding this benefit, adjusted operating income decreased $7.3 million, as higher sales volumes, increased selling prices and a higher-value mix were more than offset by $10 million of higher manufacturing costs, including $4 million of higher input costs and $6 million of higher costs reflecting operational inefficiencies and spending mostly related to incremental downtime for maintenance work and to manage global inventories.

Fine Paper and Packaging net sales of $112.5 million in the third quarter of 2018 were approximately equal to net sales of $113.3 million in the prior year. Increased selling prices and volume growth in premium packaging were offset by volume declines in commercial print and a lower value mix.

Operating income of $11.3 million in the third quarter of 2018 decreased $6.5 million from $17.8 million in the prior year. Excluding $1.9 million of costs in 2018 and $2.9 million of gains in 2017, adjusted operating income decreased $1.7 million, due to higher input costs, lower manufacturing efficiencies and reduced sales volumes that combined were only partly offset by higher selling prices.

Unallocated Corporate and Other costs in the third quarter of 2018 were $5.7 million compared with $4.4 million in the prior year period. The primary reason for the increase was approximately $0.8 million of higher costs for adjusting items, as well as timing of certain corporate expenses.

Subsequent Event

Through the end of third quarter 2018, the Company was in active negotiations with a potential purchaser of the Brattleboro mill. During this time, the original offer value was reduced and an additional impairment loss was taken in the quarter to reflect the revised offer. In October 2018, negotiations with this potential purchaser ceased and management assessed its options related to the mill. While not precluding additional purchase offers, the Board of Directors subsequently authorized closure of the mill by year-end.

In the fourth quarter of 2018, the amount of the year-to-date impairment loss will be adjusted based on the determination of the potential value of the asset group. From a cash flow perspective, in the event of closure, the liquidation of inventories and sale of assets are expected to more than offset closure related cash costs.

Year-to-Date

Consolidated net sales of $794.0 million for the nine months ended September 30, 2018 were $58.1 million higher than the prior year as a result of higher volumes, including acquired sales, increased selling prices, a higher-value sales mix and favorable currency effects in the first half of the year.

Consolidated operating income of $36.3 million for the nine months ended September 30, 2018 decreased $48.9 million from the prior year period. The decrease was mainly due to adjustments of $34.8 million consisting of a $34.0 million impairment loss related to the potential sale of the Brattleboro mill and associated research and office facilities, $1.8 million of pension settlement charges and $2.5 million of restructuring, integration, and other costs, offset by a favorable escrow receivable and liability adjustment related to the Coldenhove Acquisition of $3.1 million and an insurance-related settlement of $0.4 million. Excluding these costs in 2018 and $2.3 million of unfavorable adjustments in 2017, adjusted operating income decreased $11.8 million (14%), primarily due to higher manufacturing and distribution costs that were only partly offset by increased selling prices in both segments, volume growth and a higher value mix in Technical Products, and favorable currency effects in the first half of the year.

Net income from continuing operations of $24.3 million in 2018 decreased $37.1 million compared with $61.4 million in 2017. After excluding the 2018 pre-tax adjustments of $34.8 million and a net unfavorable change in tax adjustments of $5.0 million, the decrease in net income of $5.0 million in 2018 was due to a decrease in adjusted operating income, partly offset by the favorable tax effect from a reduction in the U.S. federal tax rate.

Year to date earnings per diluted common share from continuing operations of $1.41 in 2018 decreased from $3.58 in 2017. After excluding costs of $1.51 per share for the impairment loss, pension settlement and other costs, restructuring, integration, and other costs and insurance-related settlement proceeds, and the $0.05 per share increase in estimated one-time taxes on foreign earnings under the Tax Act in 2018; and a benefit of $0.08 per share for insurance settlement proceeds offset by acquisition, integration, and restructuring costs, and costs of $0.24 per share for prior year tax adjustments related to the indefinite reinvestment assertion in 2017, year-to-date adjusted earnings per share in 2018 and 2017 were $2.97 and $3.26, respectively.

Cash provided by operating activities of $63.7 million for the nine months ended September 30, 2018 was $17.9 million lower than $81.6 million in the prior year period. The reduction in cash flows resulted from lower operating income, higher contributions to pension plans to take advantage of the effects of the 2017 Tax Act, partly offset by reduced investment in working capital in 2018.

Capital expenditures for the nine months ended September 30, 2018 were $28.1 million compared to $27.2 million in the prior year period. For 2018, full year capital expenditures are expected to be within a targeted range of 3 to 5 percent of net sales.

Debt as of September 30, 2018 of $249.6 million was $5.9 million lower compared with $255.5 million as of December 31, 2017. Cash and cash equivalents of $7.4 million as of September 30, 2018 increased $2.9 million compared with cash and cash equivalents of $4.5 million as of December 31, 2017.

Discontinued Operations

During the three months ended September 30, 2018, the Company recorded an additional loss on sale of $0.8 million arising from the final adjustment to the transaction price on the sale of the Lahnstein Mill in 2015.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

In the third quarter of 2018, adjusted pre-tax costs of $0.7 million consisted of a $2.0 million increase to the impairment loss related to the potential sale of the Brattleboro mill and $2.2 million of restructuring and integration costs, offset by favorable adjustments of $3.1 million related to the acquisition of Coldenhove and an additional recovery related to a prior insurance settlement of $0.4 million.

In the third quarter of 2017, there was an adjusted pre-tax benefit of $(2.3) million from an insurance settlement of $3.2 million partly offset by acquisition, integration, and restructuring costs of $0.9 million.

	Third Quarter		YTD
Continuing Operations ($ Millions)	2018	2017	2018	2017
GAAP Operating Income	$16.5	$29.0	$36.3	$85.2
Impairment loss	2.0	—	34.0	—
Restructuring/integration/other costs	2.2	0.9	2.5	0.9
Pension settlement and other costs	—	—	1.8	—
Acquisition-related adjustments	(3.1)	—	(3.1)	—
Insurance settlement	(0.4)	(3.2)	(0.4)	(3.2)
Adjusted Operating Income	$17.2	$26.7	$71.1	$82.9

GAAP Income	$12.9	$18.8	$24.3	$61.4
Impairment loss	1.4	—	25.4	—
Restructuring/integration/other costs	1.7	0.6	1.9	0.6
Pension settlement and other costs	—	—	1.4	—
Acquisition-related adjustments	(2.7)	—	(2.7)	—
Insurance settlement	(0.3)	(2.0)	(0.3)	(2.0)
Tax adjustments	—	—	0.9	(4.1)
Adjusted Income	$13.0	$17.4	$50.9	$55.9

GAAP Earnings per Diluted Common Share	$0.75	$1.10	$1.41	$3.58
Impairment loss	0.08	—	1.49	—
Restructuring/integration/other costs	0.10	0.04	0.11	0.04
Pension settlement and other costs	—	—	0.08	—
Acquisition-related adjustments	(0.15)	—	(0.15)	—
Insurance settlement	(0.02)	(0.12)	(0.02)	(0.12)
Tax adjustments	—	—	0.05	(0.24)
Adjusted Earnings per Share	$0.76	$1.02	$2.97	$3.26

Diluted Shares	16,988	16,974	16,984	17,034

Conference Call

A conference call and webcast to discuss third quarter earnings and other matters of interest will be held as noted below.

Date: Wednesday, November 7, 2018
Time: 11:00 a.m. Eastern Time
Dial-In #: (877) 444-2208 Toll Free or (412) 317-5236 International
To be joined into: Neenah Call
Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Presentations & Events page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations - Presentations & Events section of the Company’s web site, www.neenah.com.

An archive of the webcast will be available on the Company's web site until December 5, 2018. A replay of the call will be available until November 14, 2018 dial-in number with the U.S is (877) 344-7529, Canada (855) 669-9658, and international (412) 317-0088, using conference ID 10125307.

About Neenah

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$256.2	$245.1	$794.0	$735.9
Cost of products sold	214.9	196.7	645.2	580.7
Gross profit	41.3	48.4	148.8	155.2
Selling, general and administrative expenses	23.6	21.3	75.6	70.4
Impairment loss	2.0	—	34.0	—
Restructuring, integration and other costs	2.2	0.9	2.5	0.9
Pension settlement and other costs	—	—	1.8	—
Acquisition-related adjustments	(3.1)	—	(3.1)	—
Insurance settlement	(0.4)	(3.2)	(0.4)	(3.2)
Other expense - net	0.5	0.4	2.1	1.9
Operating income	16.5	29.0	36.3	85.2
Interest expense - net	3.2	3.2	9.8	9.4
Income from continuing operations before income taxes	13.3	25.8	26.5	75.8
Provision for income taxes	0.4	7.0	2.2	14.4
Income from continuing operations	12.9	18.8	24.3	61.4
Loss from discontinued operations	(0.8)	—	(0.8)	—
Net income	$12.1	$18.8	$23.5	$61.4

Earnings Per Common Share
Basic
Continuing operations	$0.76	$1.11	$1.43	$3.63
Discontinued operations	(0.05)	—	(0.05)	—
Basic	$0.71	$1.11	$1.38	$3.63

Diluted
Continuing operations	$0.75	$1.10	$1.41	$3.58
Discontinued operations	(0.05)	—	(0.05)	—
Diluted	$0.70	$1.10	$1.36	$3.58

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,849	16,811	16,848	16,794
Diluted	16,988	16,974	16,984	17,034

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Sales:
Technical Products	$138.2	$125.9	$437.4	$375.1
Fine Paper and Packaging	112.5	113.3	339.9	343.3
Other	5.5	5.9	16.7	17.5
Consolidated	$256.2	$245.1	$794.0	$735.9

Operating Income:
Technical Products	$10.9	$15.6	$44.2	$44.1
Fine Paper and Packaging	11.3	17.8	15.3	55.6
Other	(0.6)	0.2	(6.8)	0.1
Unallocated corporate costs	(5.1)	(4.6)	(16.4)	(14.6)
Consolidated	$16.5	$29.0	$36.3	$85.2

RECONCILIATION OF SEGMENT OPERATING INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Technical Products
GAAP Operating Income	$10.9	$15.6	$44.2	$44.1
Impairment loss	—	—	1.1	—
Restructuring and integration costs	0.5	—	0.8	—
Pension settlement and other costs	—	—	0.4	—
Acquisition-related adjustments	(3.1)	—	(3.1)	—
Adjusted Operating Income	8.3	15.6	43.4	44.1

Fine Paper and Packaging
GAAP Operating Income	11.3	17.8	15.3	55.6
Impairment loss	1.6	—	26.7	—
Restructuring costs	0.6	—	0.6	—
Pension settlement and other costs	—	—	0.4	—
Insurance settlement	(0.3)	(2.9)	(0.3)	(2.9)
Adjusted Operating Income	13.2	14.9	42.7	52.7

Other/Unallocated Corporate
GAAP Operating Loss	(5.7)	(4.4)	(23.2)	(14.5)
Impairment loss	0.4	—	6.2	—
Restructuring, integration and other costs	1.1	0.9	1.1	0.9
Pension settlement and other costs	—	—	1.0	—
Insurance settlement	(0.1)	(0.3)	(0.1)	(0.3)
Adjusted Operating Loss	(4.3)	(3.8)	(15.0)	(13.9)

Consolidated
GAAP Operating Income	16.5	29.0	36.3	85.2
Impairment loss	2.0	—	34.0	—
Restructuring, integration and other costs	2.2	0.9	2.5	0.9
Pension settlement and other costs	—	—	1.8	—
Acquisition-related adjustments	(3.1)	—	(3.1)	—
Insurance settlement	(0.4)	(3.2)	(0.4)	(3.2)
Adjusted Operating Income	$17.2	$26.7	$71.1	$82.9

 NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$7.4	$4.5
Accounts receivable - net	130.4	115.7
Inventories	137.8	143.5
Assets held for sale	3.4	—
Prepaid and other current assets	17.5	21.5
Total Current Assets	296.5	285.2
Property, Plant and Equipment - net	397.8	425.2
Deferred Income Taxes	17.6	10.1
Goodwill and Other Intangibles - net	157.2	164.0
Other Noncurrent Assets	15.4	19.9
Total Assets	$884.5	$904.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$2.0	$1.4
Accounts payable	69.8	65.7
Liabilities related to assets held for sale	0.4	—
Accrued expenses	60.1	57.5
Total Current Liabilities	132.3	124.6
Long-term Debt	247.6	254.1
Deferred Income Taxes	16.2	15.0
Noncurrent Employee Benefits	82.5	100.3
Other Noncurrent Obligations	6.8	10.5
Total liabilities	485.4	504.5
Stockholders’ Equity	399.1	399.9
Total Liabilities and Stockholders’ Equity	$884.5	$904.4

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Operating Activities
Net income	$23.5	$61.4
Depreciation and amortization	27.3	24.3
Stock-based compensation	3.7	4.3
Deferred income tax provision (benefit)	(4.4)	4.4
Impairment loss	34.0	—
Pension settlement and other costs	1.8	—
Loss on asset dispositions	0.4	0.2
Non-cash effects of changes in liabilities for uncertain income tax positions	0.1	0.2
Increase in working capital	(8.2)	(12.2)
Pension and other postretirement benefits	(13.5)	(1.1)
Other	(1.0)	0.1
Net cash provided by operating activities	63.7	81.6

Investing Activities
Capital expenditures	(28.1)	(27.2)
Asset acquisition	—	(8.0)
Other	(0.8)	(0.3)
Cash used in investing activities	(28.9)	(35.5)

Financing Activities
Long-term borrowings	224.8	212.3
Repayment of debt	(229.6)	(212.1)
Debt issuance costs	(0.3)	—
Cash dividends paid	(20.8)	(18.9)
Shares purchased	(6.3)	(7.0)
Proceeds from exercise of stock options	0.6	0.4
Cash used in financing activities	(31.6)	(25.3)

Effect of exchange rates on cash and cash equivalents	(0.3)	0.3
Net increase in cash and cash equivalents	2.9	21.1
Cash and cash equivalents, beginning of the year	4.5	3.1
Cash and cash equivalents, end of period	$7.4	$24.2